Ex. 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in this Registration Statement of Structural Dynamics Research Corporation on Form S-4 of our report dated February 10, 1994 relating to the financial statements of Point Control Co. and subsidiaries as of December 31, 1993, and for each of the two years in the period ended December 31, 1993 (not presented separately herein) which report appears in the Joint Proxy Statement/Prospectus, which is part of the Registration Statement. We also consent to the reference to our firm under the caption "Experts."



/s/ Coopers & Lybrand L.L.P.
Coopers & Lybrand L.L.P.

Eugene, Oregon
February 13, 1996